                                 EMPLOYMENT AGREEMENT


    THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 1st day of January, 1996, by and among WESTERN INTERSTATE BANCORP, a California corporation, with executive offices located at 5000 Birch Street, West Tower, Suite 2500, Newport Beach, California 92660 ("WIB"), CITIZENS THRIFT & LOAN ASSOCIATION, a California industrial loan company, located at 18302 Irvine Boulevard, Tustin, California 92680 (the "Employer"), and MICHAEL
W. MCGUIRE, an individual whose residence is located at 6738 East Canyon Ridge, Orange, California 92669-2435 (the "Employee").

    WHEREAS, the Employee is and has been employed as the President of WIB and as the President and Chief Executive Officer of the Employer and has been employed by the Employer and/or WIB for more than ten years in various capacities;

    WHEREAS, the Board of Directors of the Employer and the Board of Directors of WIB believes it is in the best interests of the Employer and WIB to enter into this Agreement with the Employee in order to assure continuity of management and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties; and

    WHEREAS, the Board of Directors of the Employer and the Board of Directors of WIB have approved and authorized the execution of this Agreement with the Employee;

    NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is AGREED as follows:

     1.  EMPLOYMENT.

     (a) The Employee is employed as the President and Chief Executive Officer of the Employer with supervision and control over strategic planning and the daily operations of the Employer and of its wholly-owned subsidiary, Citizens Group, Inc. ("CGI"). As such, the Employee shall have such duties and responsibilities as are prescribed for the President in the by-laws of the Employer and of CGI. At the request of the Board of Directors of WIB, the Employee serves as President of WIB, with such duties and responsibilities as are prescribed by the by-laws of WIB. At the request of the Board of Directors of the Employer or of WIB, the Employee shall serve also as an officer and/or director of any company or companies which are subsidiaries, directly or indirectly, of the Employer or of WIB (such subsidiaries and WIB are hereafter referred to individually as an "Affiliated Company" and collectively as "Affiliated Companies"). The Employee shall have such other powers and duties as may be prescribed from time to time by the Board of Directors of each such entity, PROVIDED THAT such duties are consistent with the Employee's position as the President and Chief Executive Officer of the Employer. The Employee shall devote his best efforts and all his business time and attention to the businesses and affairs of the Employer and the Affiliated Companies. Employee shall not, directly or indirectly, acquire, hold or retain any interest in any business competing with or similar in nature to the business of the Employer and the Affiliated Companies; PROVIDED that the Employee may purchase, solely for investment, not more than five percent (5%) of the outstanding stock or other securities of a financial institution of a class which is traded on any national or regional securities exchange or is actively traded in the over-the-counter market and registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Employee shall not, without specific approval of the Board of Directors of the Employer, or in the case of an Affiliated Company, the Board of Directors of such Affiliated Company, do or contract to do any of the following:

         (1) Except in conformance with the policies established by the Board of Directors of the Employer or such Affiliated Company, as in effect from time to time, permit such entity to borrow funds without the prior approval of the Board of Directors of such entity;

         (2) Without the prior approval of the Loan Committee of the Board of Directors of Employer or such Affiliated Company, permit any customer of the Employer or the Affiliated Company to become indebted to the Employer or the Affiliated Company in an aggregate amount in excess of the amount permitted under the policies established by the Loan Committee of the Board of Directors of the Employer or the Affiliated Company as in effect from time to time; and

         (3) Without the prior approval of the Board of Directors of the Employer or such Affiliated Company, permit such entity to purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by each such entity.

     (b) Except as limited by Section 1(a) of this Agreement and by this
Section 1(b), the Employee may, without the prior consent of the Employer or WIB, engage in any other business, investment, professional, educational, charitable or other activities, PROVIDED THAT such activities do not materially interfere with the services required under this Agreement or create a conflict of interest where the Employee's loyalties are divided between two or more competing or adverse parties. The Employee shall notify the Employer in writing of any potential conflict of interest. In the event that a conflict of interest is deemed by the Board of Directors of the Employer to exist, the Board of Directors of the Employer may immediately demand that Employee cease engaging in the business or activities which are creating the conflict. Refusal by the Employee to remedy the conflict of interest situation shall be grounds for termination for cause as defined in Section 7 of this Agreement.

     2.  COMPENSATION.

     (a) SALARY. The Employer agrees to pay the Employee during the term of this Agreement a salary established by its Board of Directors. The Employee shall not receive a salary from any Affiliated Company. The per annum salary hereunder as of January 1, 1996 shall be one hundred eighty-five thousand dollars ($185,000). The Employee's salary shall be payable not less frequently than twice each month. The amount of the Employee's salary shall be reviewed by the Board of Directors of the Employer not less often than annually. Any adjustments in such salary or other compensation shall in no way limit or reduce any other obligation of the Employer hereunder. The Employee's per annum salary in effect hereunder may be reduced from time to time during the term of this Agreement, PROVIDED THAT the amount of the Employee's per annum salary hereunder shall not be less than one hundred sixty-six thousand five hundred dollars ($166,500).

     (b) BONUS PLAN. The Employee shall be paid an annual bonus based on the return on average equity ("ROAE") and a return on average assets ("ROAA") of the Employer and other subsidiaries of WIB managed by the Employee as determined by WIB's independent certified public accounting firm based upon its audit of WIB's financial statements for each fiscal year during the term of this Agreement, beginning with the fiscal year ended December 31, 1996.

    The bonus shall be an amount equal to the percentage of the Employee's salary (not to exceed 100%) for such fiscal year that is the sum of the percentage of salary based on ROAA and the percentage of salary based on ROAE as set forth below:

         (i)(a) if ROAA is at least .70%, the percentage of salary based on ROAA shall be 15%; or

         (b) if ROAA is at least .80%, the percentage of salary based on ROAA shall be 20%; or

         (c) if ROAA is at least .90%, the percentage of salary based on ROAA shall be 30%; or

         (d) if ROAA is at least 1.00%, the percentage of salary based on ROAA shall be 40%; or

         (e) if ROAA is at least 1.25%, the percentage of salary based on ROAA shall be 50%; and

         (ii)(a) if ROAE is at least 7.50%, the percentage of salary based on ROAE shall be 15%; or

         (b) if ROAE is at least 9.00%, the percentage of salary based on ROAE shall be 20%; or

         (c) if ROAE is at least 10.50%, the percentage of salary based on ROAE shall be 30%; or

         (d) if ROAE is at least 12.50%, the percentage of salary based on ROAE shall be 40%; or

         (e) if ROAE is at least 15.00%, the percentage of salary based on ROAE shall be 50%.

The bonus will be paid within 30 days following completion of the audited financial statements for such fiscal year.

     (c) EXPENSES. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder in accordance with the policies and procedures established by the Board of Directors of the Employer and by the Boards of Directors of the Affiliated Companies as in effect from time to time, PROVIDED that the Employee properly accounts therefor in accordance with such policies. In that event that the Employer reimburses the Employee for expenses pursuant to this Section 2(c) or an Affiliated Company reimburses the Employee for expenses and it is subsequently determined that any of such expenses or any portion thereof is not reimbursable in accordance with such policies, then, except to the extent that the Board of Directors of the Employer or such Affiliated

Company determines otherwise in its discretion, the Employee shall pay to the Employer or to the appropriate Affiliated Company the amount of such expenses previously reimbursed to him.

     3.  BENEFITS.

     (a) PARTICIPATION IN RETIREMENT AND EMPLOYEE BENEFIT PLANS. The Employee shall be entitled while employed hereunder to participate in, and receive benefits under, all plans relating to pension, thrift, profit-sharing, group life insurance, medical coverage, education, incentive stock options, non-qualified stock options, restricted sock plans, stock appreciation rights, and other retirement or employee benefits or combinations thereof, that are maintained for the benefit of the Employer's or any Affiliated Company's executive employees or employees generally, PROVIDED THAT the Board of Directors of Employer in its discretion may make different provisions for bonuses and bonus programs for the Employee than those for other executive employees, and PROVIDED FURTHER THAT the Employee's benefits shall not be less favorable than the benefits of other executives of WIB or the Employer.

     (b) DISABILITY AND SPLIT DOLLAR LIFE INSURANCE. During the term of the Employee's employment under this Agreement, the Employer shall (i) provide disability insurance covering the Employee on terms and conditions no less favorable than those in effect at the date of this Agreement, which in any event shall pay the Employee not less than five thousand five hundred dollars ($5,500.00) per month and (ii) maintain on a split dollar basis a whole life insurance policy on the life of Employee in the face amount of two hundred fifty thousand dollars ($250,000.00) payable to the beneficiary or beneficiaries designated by Employee. The Employer agrees to pay all premiums on the disability and the whole life policy during the term of employment provided herein. Upon any termination of employment of the Employee hereunder (other than death), the Employee shall have the right to purchase from the Employer the whole life insurance policy referred to above for a cash purchase price equal to the cash surrender value of the policy as of the end of the calendar month next preceding such termination. Any such election by the Employee shall be made in writing within thirty (30) days after the date of his termination of employment and settlement thereon shall take place at the offices of the Employer within thirty (30) days thereafter. Employee agrees to submit to a physical examination and other reasonable requests made at any time by Employer for the purpose of Employer's obtaining and maintaining life insurance on the life of Employee, PROVIDED, HOWEVER, THAT Employer shall bear the entire cost of any requested examination.

    (c) INDEMNIFICATION.

    To the extent permitted by their respective articles of incorporation and by-laws and by applicable law, WIB and the Employer jointly and severally shall indemnify, defend, save, hold harmless and protect Employee from and against all suits, proceedings, claims, demands, liabilities, obligations ("liabilities"), losses, damages, interest, penalties, costs and expenses, including but not limited to attorneys' fees, court costs and settlements ("losses"), which Employee may actually and reasonably sustain or incur, directly or indirectly, by reason of or arising from his employment with the Employer hereunder, as long as Employee acted in good faith and in a manner he reasonably believed was in the best interest of the Employer and its Affiliated Companies. This indemnification shall not extend to liabilities or losses which are caused by the Employee willfully or by the Employee's gross negligence.

    (d) AUTOMOBILE.

         (1) While the Employee is employed under this Agreement, the Employer shall provide the Employee with the exclusive use of a Mercedes 320 or a comparable automobile, with optional equipment of Employee's selection.
    The automobile shall be used primarily for business purposes. The automobile shall be new when first provided and shall be replaced after three years.

         (2)  The Employer shall pay all operating expenses of the automobile.

         (3) The Employer shall procure and maintain an automobile liability insurance policy on the automobile, with coverage including the Employee and the Employee's spouse, in the minimum amounts of three million dollars ($3,000,000) for bodily injury or death to any one person in any one accident, and one million dollars ($1,000,000) for property damage in any one accident.

         (4) In accordance with the policies of the Employer's Board of Directors as in effect from time to time, the Employee shall (i) keep records of personal and business use of the automobile, and (ii) reimburse the Employer for expenses connected with the personal use of the automobile by the Employee or his spouse, and/or realize such expenses as taxable income to the Employee in accordance with such policies.

    4. TERM. The term of employment under this Agreement shall be a period of five (5) years commencing on January 1, 1996.

    5. VACATIONS. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, PROVIDED that:

    (a) During the term of employment under this Agreement, the Employee shall be entitled to not less than twenty (20) days of paid vacation per year; and

    (b) During each calendar year, the Employee shall take at least two (2) consecutive weeks of vacation. The timing of vacations shall be scheduled in a reasonable manner by the Employee.

    6. INVOLUNTARY TERMINATION OF EMPLOYMENT IN THE ABSENCE OF A CHANGE IN CONTROL.

    (a) The terms "involuntarily terminated" or "involuntary termination" in this Agreement shall refer to the termination of the employment of Employee without his express written consent. In addition, a diminution of or interference with the Employee's duties, responsibilities and benefits as President and Chief Executive Officer of the Employer shall be deemed and shall constitute an involuntary termination of employment without cause to the same extent as express notice of such involuntary termination. Any of the following actions shall constitute such diminution or interference unless consented to in writing by the Employee: (1) a change in the principal workplace of the Employee to a location outside of a thirty-five (35) mile radius from the Employer's headquarters office as of the date hereof; (2) a demotion of the Employee, a material reduction in the number or seniority of other personnel of the Employer reporting to the Employee, or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of an Employer-wide reduction in staff; (3) a material reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Employee, other than as permitted under Section 2(a) of this Agreement or as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Employer; and (4) a material permanent increase in the required hours of work or the workload of the Employee.

    (b) The Board of Directors of the Employer may terminate the Employee's employment at any time, but any such termination other than termination for cause (as defined below) shall not prejudice the Employee's right to compensation or other benefits and rights under this Agreement. If during the term of this Agreement, the employment of the Employee is involuntarily terminated other than for cause (as defined below) and not in connection with or within one hundred eighty days

(180) days following a Change in Control (as defined below), the Employer shall
(i) within five (5) business days after the date of termination of employment, pay to the Employee in a lump sum the amount of his annual salary at the rate in effect immediately prior to the date on which his employment terminates, (ii) for a period of one year immediately following such date, provide him with substantially the same medical and, if applicable, dental insurance benefits, at the same cost, if any, to the Employee, as he was receiving immediately before such date, and (iii) at the time when a bonus would next be payable pursuant to
Section 2(b) of this Agreement, pay to the Employee in cash an amount equal to the product of (a) the amount of the bonus which would have been payable then had he continued to be employed, multiplied by (b) a fraction the numerator of which is the number of days in the period commencing on January 1 of the fiscal year in which his employment was terminated and concluding on the date on which his employment was terminated and the denominator of which is 365.

    7.  TERMINATION FOR CAUSE.

    (a) For purposes of this Agreement, termination for cause shall include termination for personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order against the Employee, refusal to remedy a conflict of interest as provided in
Section 1(b) of this Agreement, or material breach of any provision of this Agreement.

    (b) In case of termination of the Employee's employment for cause, the Employer shall pay the Employee his salary and provide him with his benefits through the date of termination, and the Employer and WIB shall have no further obligation to the Employee under this Agreement, except relating to the right of the Employee to purchase the whole life insurance policy as described in Section 3(b)(ii) above.

    8. VOLUNTARY TERMINATION OF EMPLOYMENT. The Employee's employment may be voluntarily terminated by the Employee at any time upon one hundred twenty
(120) days' written notice to the Employer or upon such shorter period as may be agreed upon between the Employee and the Board of Directors of the Employer. In the event of such voluntary termination (except in the case of voluntary termination on account of a diminution of or interference with the Employee's duties, responsibilities or benefits which shall constitute an involuntary termination without cause), the Employer shall be obligated to continue to pay the Employee his salary and benefits only through the date of termination, and the Employer and WIB shall have no further obligation to the Employee under this Agreement, except relating to the right of the Employee to purchase the whole life insurance policy as described in Section 3(b)(ii) above.

    9. DEATH OF THE EMPLOYEE. In the event of the death of the Employee during the term of employment under this Agreement and prior to any termination hereunder, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Employer in cash in a lump sum the amount of the Employee's per annum salary at the time of his death. In addition, his surviving spouse, if any, shall be entitled to receive for a period of one year from the date of the Employee's death (i) substantially the same medical, and, if applicable, dental benefits as the spouse received in connection with the Employee's employment immediately prior to his death, at the same cost to the spouse as the Employee paid, if any, immediately prior to his death for such insurance coverage for the spouse, such coverage to be secondary coverage so long as the spouse has other medical and dental benefits, and (ii) the use of the same automobile as the Employer provided to the Employee pursuant to Section 3(d)(1) on the date of his death. During such one year period, the Employer shall pay the operating expenses of the automobile and maintain insurance on the automobile with coverage for the Employee's spouse in the minimum amounts specified in Section 2(d)(3) of this Agreement, and the Employee's spouse shall maintain records of her use of the automobile and reimburse the Employer in accordance with Section 3(d)(4) of this Agreement.

    10. INVOLUNTARY TERMINATION OF EMPLOYMENT IN CONNECTION WITH CHANGE IN CONTROL.

    (a) For purposes of this Agreement, the term "Change in Control" shall mean (1) that any person (as defined below) other than persons who are holders of record of the common stock of WIB as of the date of this Agreement is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly of securities issued by the Employer or by WIB representing 50% or more of the Employer's or WIB's outstanding securities; or
(2) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Employer or WIB or a similar transaction in which the Employer or WIB is not the resulting entity. The term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Employer or WIB. The term "person" shall have the meaning assigned under Sections 3(a)(9) and 13(d)(3) of the Exchange Act and regulations thereunder.

    (b) If during the term of this Agreement, the employment of the Employee is involuntarily terminated (other than for cause as defined in Section 7 of this Agreement) in connection with or within one hundred eighty (180) days following a Change in Control, the Employer shall (i) within five (5) business days after the date of termination of employment, pay to the Employee in a lump sum twice the amount of his annual salary at the rate in effect immediately prior to the date on which his employment terminates, and (ii) for a period of two years immediately following such date, provide him with substantially the same medical and, if applicable, dental insurance benefits, at the same cost, if any, to the Employee, as he was receiving immediately before such date.

    11.  EFFECT OF CERTAIN FDIC ACTIONS.

    (a) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. Section 1818(e)(3) and (g)(1), the Employer's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, or the temporary suspension or prohibition terminates without imposition of a permanent suspension or prohibition, the Employer shall (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate all of its obligations which were suspended.

    (b) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and
(g)(1), all obligations of the Employer and WIB under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

    (c) If the Employer is in default (as defined in Section 3(x)(1)) of the FDIA, 12 U.S.C. Section 18183(x)(1)) all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

    (d) All obligations under this Agreement shall be terminable, except to the extent that continuation of this Agreement is determined necessary for the continued operation of the Employer: (i) by the Federal Deposit Insurance Corporation ("FDIC") at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in

Section 13(c) of the FDIA; or (ii) by FDIC at the time it approves a supervisory merger to resolve problems related to operation of the Employer. Any rights of the parties that have already vested, however, shall not be affected by any such action.

    12. CERTAIN REDUCTION IN PAYMENTS AND BENEFITS IN THE EVENT OF A CHANGE
IN CONTROL. Notwithstanding any other provision of this Agreement, if the amounts and the value of benefits to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee in connection with a change in ownership or control, as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and regulations thereunder ("Section 280G"), would cause any amount to be nondeductible by the Employer or WIB for federal income tax purposes pursuant to or by reason of Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Employee without causing any amount to become nondeductible pursuant to or by reason of
Section 280G. The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

    13. PAYMENTS BY WIB. To the extent, if any, that WIB pays to the Employee a bonus pursuant to the bonus plan referred to in Section 2(b) of this Agreement, or otherwise makes a payment or provides a benefit to the Employee which is an obligation of the Employer hereunder, such obligation of the Employer shall be deemed to be satisfied.

    14. NO ASSIGNMENTS.

    (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

    (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

    15. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (PROVIDED that all notices to the Employer or to WIB shall be directed to the attention of the Board of Directors with a copy to the Secretary of such entity), or to such other address as any party may have previously furnished to the others in writing. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing by certified mail, return receipt requested.

    16. EFFECT OF WAIVER. The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of that right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

    17. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the

Employer and Affiliated Companies, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise contained in this Agreement shall be valid or binding on either party.

    18. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

    19. PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

    20. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

    21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California and venue for any action brought to enforce or interpret the terms of this Agreement shall be exclusively Orange County, California.

    22. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the performance thereof shall be settled by final and binding arbitration in accordance with the then obtaining Seven Step Rules of Practice and Procedure (Rules of Practice and Procedure for the Arbitration of Commercial Disputes) of Judicial Arbitration and Mediation Services, Inc. The Employee hereby places his initials (________) to indicate that he has read this provision requiring arbitration of disputes under this Agreement.

    23. PREVAILING PARTY'S ATTORNEYS FEES. In the event that a dispute under this Agreement is resolved by arbitration pursuant to Section 22 of this Agreement or by a court of competent jurisdiction, the party or parties which do not prevail party shall reimburse the prevailing party or parties for the amount of all of the prevailing party's or parties' reasonable costs incurred in connection with such arbitration or court proceeding, including without limitation fees for attorneys and expert witnesses.

    24. EMPLOYEE'S COUNSEL. The Employee hereby acknowledges that he has obtained the advice of his own legal counsel in connection with the negotiation and drafting of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

    THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


                                       WESTERN INTERSTATE BANCORP


                                       By: /s/  JAMES T. CAPRETZ
                                           --------------------------------
                                           James T. Capretz, Chairman of
                                           the Board


                                       CITIZENS THRIFT & LOAN ASSOCIATION


                                       By: /s/  JAMES T. CAPRETZ
                                           --------------------------------
                                           James T. Capretz, Chairman of
                                           the Board


                                       EMPLOYEE


                                       /s/  MICHAEL W. McGUIRE
                                       ------------------------------------
                                       Michael W. McGuire

                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

    THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into as of the __ day of ________ 1997, by and among RAC FINANCIAL GROUP, INC., a Nevada corporation ("RAC"), CITIZENS THRIFT & LOAN ASSOCIATION, a California industrial loan company (the "Employer") and MICHAEL W. McGUIRE, an individual resident of California (the "Employee").

    WHEREAS, the Employee is employed by the Employer in an executive capacity pursuant to the terms of that certain Employment Agreement, dated as of January 1, 1996 (the "Employment Agreement"), by and among WESTERN INTERSTATE BANCORP, a California corporation ("Western"), and the Employer; and

    WHEREAS, Western, RAC and its subsidiary have entered into that certain Agreement and Plan of Merger, dated as February__, 1997 (the "Merger Agreement"), pursuant to which such subsidiary is merging with and into Western; and

    WHEREAS, the Employer desires that the Employee continue as an employee of the Employer pursuant to the terms and provisions of the Employment Agreement, with such changes and modifications thereto as provided in this Amendment, and the Employee desires to be so employed;

    NOW, THEREFORE, in consideration of the Employee's continued employment by the Employer and the mutual promises and benefits contained herein and in the Employment Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

    1. Section 2(a) of the Employment Agreement is hereby amended to add a new fourth sentence thereto as follows:

    "Upon the closing date of the transactions provided for in the Merger Agreement (the "Effective Date"), the per annum salary of the Employee shall be Two Hundred Twenty-five Thousand Dollars ($225,000)."

    2. Section 2(a) is further amended hereby to amend and restate the seventh sentence thereof as follows:

    "The Employee's per annum salary in effect hereunder may not be reduced below Two Hundred Twenty-five Thousand Dollars ($225,000) during the term of this Agreement."

    3.   Section 2(b) of the Employment Agreement is hereby deleted and a new
Section 2(b) is hereby added as follows:

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    "(b) BONUS PLAN.  The Employee shall be paid an annual bonus by RAC of
    One Hundred Eighty-Five Thousand Dollars ($185,000) within 30 days following the end of each fiscal year of RAC during the term of this Agreenment. In addition, following the end of each fiscal year of RAC, the Board of Directors of RAC, or any duly authorized committee or officer thereof, in their sole discretion, may elect to cause RAC to award to Executive an additional cash bonus. In addition, the Employee shall be entitled to receive a bonus within 90 days of the Effective Date for the period commencing January 1, 1997 and ending on the Effective Date (the "Interim Bonus Period") equal to the bonus that the Employee would have been entitled to receive had the Interim Bonus Period consisted of an entire fiscal year under Section 2(b) of this Agreement, prior to the Amendment, based upon the unaudited financial statements of the Employer for the Interim Bonus Period. Provided, however, that the amount of the bonus paid to the Employee for the Interim Bonus Period shall be subtracted from the bonus payable under Section 2(b) as amended by the Amendment."

    4.   The following language is hereby added to the end of Section 3(a):

    "Notwithstanding the foregoing, effective February 7, 1997, the Employee and the Employer have entered into a Stock Option Agreement providing the Employee with an option to purchase 50,000 shares of common stock of RAC at a price equal to $28.50 per share (the "Initial Options"). The Initial Options shall be vested as to 16,666 shares on the Effective Date, an additional 16,666 shares on the first anniversary of the Effective Date, and as to the remaining balance on the second anniversary of the Effective Date. In addition, during each year of the term of this Agreement, the Employer shall pay up to $5,000 of the Employee's legal and accounting expenses related to tax or estate planning."

    5. Except as modified hereby, the provisions of the Employment Agreement shall remain in full force and effect.

    6. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to principals of conflicts of laws.

    7. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                       RAC FINANCIAL GROUP, INC.

                                       By:
                                           --------------------------------
                                       Name:
                                            -------------------------------
                                       Title:
                                             ------------------------------

                                       CITIZENS THRIFT & LOAN ASSOCIATION


                                       ------------------------------------
                                       James T. Capretz, Chairman of
                                       the Board

                                       EMPLOYEE


                                       By:
                                           --------------------------------
                                           Michael W. McGuire


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